Exhibit 4a



                      AGREEMENT

THIS AGREEMENT (this "Agreement"), dated as of October
23, 2002, between TerenceNet, Inc., a Nevada corporation (the "Company"), and Steve Day ("Day"), an individual.

WITNESSETH:

WHEREAS, Company desires to retain Day to consult and advise the Company, and Day is willing to provide such services:

NOW, THEREFORE, in consideration of the mutual undertakings contained herein, the parties agree as follows:

Arrangement. The Company hereby engages Day as a director to render services to the Company as hereinafter provided and Day hereby accepts such engagement for a period commencing on October 23, 2002 and ending on the October 23, 2005. Day agrees that Day will not have any authority to bind or act on behalf of the Company, except as expressly provided the Board in the Articles and Bylaws of the Corporation. The Company hereby acknowledges and agrees that Day may engage directly or indirectly in other businesses and ventures and shall not be required to perform any services under this Agreement when, or for such periods in which, the rendering of such services shall unduly interfere with such other businesses and ventures, providing that such undertakings do not completely preempt Day's availability during the term of this Agreement.
Neither Day nor his employees will be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Company or as being entitled to participate in any health insurance, medical, pension, or bonus plans sponsored by the Company for its employees. Day shall report all earnings under this Agreement in the manner appropriate to its status as a Director and shall file all necessary reports and pay all taxes with respect to such payments.

                       Services

1. Subject to the terms and conditions of this Agreement, the Company hereby engages the Day, and Day hereby accepts the engagement, to provide advice, analysis and recommendations (the "Services") to the Company with respect to any and all issues EXCEPT services expressly prohibited under the terms of this Agreement which include:

          . Reorganizations, mergers, divestitures, and due diligence studies;

          . Capital sources and the formation of
          financial transactions;

          . Banking methods and systems;

          . Guidance and assistance in available
          alternatives to maximize shareholder value;

          . Periodic preparation and distribution of research reports and information to the broker/dealer and investment banking community;

          . Press Release preparation and
            distribution.

During the term of this Agreement, Day shall render such services as the Company from time to time reasonably requests, which services shall include but not be limited to those rendered by Day to Company prior to the date hereof; provided that to the extent practicable such services shall be furnished only at such time and places as are mutually satisfactory to the Company and Day.

                  Duties of Company


1. Subject to the terms and conditions of this Agreement , Company shall take all actions necessary to obtain and maintain a qualification for quotation or listing on the over the counter bulletin board, including:

2. Timely filing of all required SEC reports, including all required financial information

3. Compliance with all existing and any proposed or new qualification or listing requirements on the over the counter bulletin board, including but not limited to those proposed requirements as set forth on Schedule A.

4. Company shall not enter into any binding commitments, obligations or agreements without prior notice and opportunity to review given to Day.

5. Company shall promptly furnish to Day upon request any requested information, written or oral, concerning the business and affairs of the Company.

6. Company shall not issue any additional shares of common stock or options for or securities convertible into common stock, or undertake any forward or reverse split of its common stock, or undertake any other action requiring stockholder approval as set forth in Schedule A, without the prior written approval of Day, which shall not be unreasonably withheld upon Company furnishing adequate and sufficient justification for such proposed action.

7. Company shall promptly comply with all reasonable requests of Day under this Agreement.

8. Notwithstanding the provisions of this agreement, any failure of Company to fully and completely comply with all Company's duties hereunder shall give Day the right to immediately and without notice terminate this Agreement and retain all shares issued to Day hereunder, which shall be deemed fully earned by Day in the event of such termination. All of Company's agreements, representations, warranties, duties and obligations under this Agreement shall survive any such termination.

9. Time is of the essence for Company in this provision concerning Company's Duties.


2. Compensation and Expenses. For the Services provided by Day in the first year of this agreement, the Company (i) shall compensate Day by delivering to the Day, not later than October 23, 2002, one hundred thousand (100,000) shares of the common stock of the Company ("Common Stock") that is Freely Tradeable (as hereinafter defined) and an option representing one hundred thousand (100,000) shares of the common stock of the Company ("Common Stock") that is Freely
Tradeable (as hereinafter defined). "Freely Tradeable" means shares that may be sold at any time by the Day free of any contractual or other restriction on transfer and which have been appropriately listed or registered for such sale on all securities markets on any shares of the Common Stock are currently so listed or registered; and (ii) the Company shall be responsible for the payment of the reasonable out-of-pocket costs and expenses of Day incurred prior to, or on or after the date of this Agreement, in connection with its engagement under this Agreement, including, but not limited to, reasonable fees and disbursements of counsel for Day, travel and related expenses, document production and computer database charges.

The Company shall reimburse Day for such costs and expenses as they are incurred, promptly after receipt of a request for reimbursement from Day. Compensation for Years two and three of this agreement will be determined by the Compensation Committee of the Company's Board of Directors.

3. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Company and its affiliates, successors and assigns and is binding upon and inures to the benefit of Day and his successors and assigns; provided that in no event shall Day's obligations to perform the Services be delegated or transferred by Day without the prior written consent of the Company.

4. Term. This Agreement shall commence on the date hereof and, unless sooner terminated in accordance with the provisions of Section 5 hereof, shall expire on October 23, 2005. However, the Agreement may be extended by mutual written consent.

5. Termination. Either the Company or Day may terminate this Agreement for material breach upon at least thirty (30) days prior written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period.

6. Indemnification. Company shall indemnify and hold harmless Day from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any third-party claims, actions, proceedings, investigations, or litigation relating to or arising from or in connection with this Agreement, or any act or omission by Company.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when delivered, if personally delivered,
(ii) when sent by facsimile transmission, when receipt therefor has been duly received, or (iii) when mailed by United States registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, addressed set forth in the preamble to this Agreement or to such other address as any party may have furnished to the other in any writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by authorized officers of each party. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Nevada. Any controversy arising under or in relation to this Agreement shall be settled by binding arbitration in Las Vegas, Nevada in accordance with the laws of the State of Nevada and the rules of the American Arbitration Association.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10. Severability. If in any jurisdiction, any provision of this Agreement or its application to any party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability, without invalidating the remaining provisions hereof and without affecting the validity or enforceability of such provision in any other jurisdiction or its application to other parties or circumstances. In addition, if any one or more of the provisions contained in this Agreement shall for any reason in any jurisdiction be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reduction it, so as to be enforceable to the extent compatible with the applicable law of such jurisdiction as it shall then appear.


IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Company and Day as of the date first written above.


Signature of  Contractor

Name:       Steve Day
Address:    500 North Rainbow Boulevard, Suite 300
            Las Vegas, 89107


Signature:  _______________________________


Signature of  Company

Name:       TerenceNet, Inc.
Address:    500 North Rainbow Boulevard, Suite 300
            Las Vegas, 89107


Signature:  _______________________________